Exhibit 99.1

VF Corporation Introduces 2021 Strategic Growth Plan; Updates Strategy and Long-Term Financial Outlook

GREENSBORO, N.C.--(BUSINESS WIRE)--March 30, 2017--VF Corporation (NYSE: VFC) is today hosting a meeting with investors and analysts in Boston, Mass., to introduce the company’s 2021 strategic growth plan and key initiatives designed to deliver superior returns to shareholders.

“Our 2021 strategic growth plan fuels our aspiration to consistently grow by creating amazing products and brand experiences that transform and improve the lives of consumers worldwide,” said Steve Rendle, President and Chief Executive Officer. “VF has some of the most beloved and iconic brands in the world and a talented organization that has the passion and commitment to thrive in a rapidly changing marketplace.”

Rendle continued, “The strength and consistency of our largest brands and business platforms give me great confidence in our ability to achieve our targets. We remain sharply focused on our diversified value creation model, which is designed to deliver solid results across the many and varied business cycles and economies around the world.”

2021 Strategic Growth Plan

The 2021 strategic growth plan addresses the quickly changing market landscape with a measurable goal of delivering top quartile total shareholder returns. The five-year plan focuses on four strategic choices that serve as the foundational elements of the new strategy. These choices include: 1) reshaping the company’s brand portfolio and enabling VF’s powerful brands; 2) transforming to a consumer and retail-centric model; 3) elevating direct-to-consumer while prioritizing digital; and, 4) distorting investment toward Asia, with a heightened focus on China. These choices will be enabled by amplified investments and focus on six critical capabilities, including: design and innovation, demand creation and brand experience, insights and analytics, retail excellence, demand and supply chain agility, and talent.

2021 Financial Targets

All forward-looking numbers and growth rates below exclude VF’s Licensed Sports Group given the company’s publicly announced decision in 2016 to explore strategic alternatives for that business.

  Revenue through 2021 is expected to grow at a five-year compounded annual growth rate (CAGR) between 4 percent and 6 percent, fueled by VF’s largest brands (the Vans®, The North Face® and Timberland® brands) and the company’s International and Direct-to-Consumer business platforms.
  Gross margin is expected to reach 51.5 percent in 2021.
  Operating margin is expected to reach 16.0 percent in 2021.
  Earnings per share is expected to grow at a five-year CAGR of between 10 percent and 12 percent.
  The company expects to generate more than $9 billion of cash from operations on a cumulative basis between 2017 and 2021 and return $8 billion to shareholders through dividends and share repurchases.
  VF expects to deliver annual total shareholder return (TSR) in the 13 percent to 15 percent range as the company continues to target top quartile TSR performance.

Fiscal Year End Change

The company's Board of Directors has authorized a change in VF’s fiscal year end from the Saturday closest to December 31 of each year to the Saturday closest to March 31 of each year, effective for the fiscal year beginning April 1, 2018. Based on the seasonality and increasing weight of VF’s direct-to-consumer business, the change in fiscal year gives the company greater visibility into projecting revenue growth and planning expenses which will reduce volatility of our results and improve investor communication. The company will report results for fiscal 2017 in February 2018 and, for the three-month transition period of December 31, 2017 through March 31, 2018, in April 2018. The first 12-month fiscal year after the change will run from April 1, 2018 through March 30, 2019.

Share Repurchase Authorization

The company’s Board of Directors also approved a new $5 billion share repurchase authorization. Repurchases under this new program will be made in the open market or pursuant to privately negotiated transactions in compliance with Securities and Exchange Commission Rules, subject to market conditions, applicable legal requirements and other relevant factors. This share repurchase authorization does not obligate the company to acquire any particular amount of its common stock, and it may be suspended at any time at the company's discretion.

Webcast Replay and Information

The meeting with investors is being broadcast live via the internet, accessible at ir.vfc.com from approximately 9:00 a.m. to 4:15 p.m. (ET). For those unable to listen to the live broadcast, an archived version will be available at the same location. Additionally, all presentations, videos and the event’s transcript (once available) will be accessible at the same location following the event.

About VF

VF Corporation (NYSE: VFC) outfits consumers around the world with its diverse portfolio of iconic lifestyle brands, including Vans®, The North Face®, Timberland®, Wrangler® and Lee®. Founded in 1899, VF is one of the world’s largest apparel, footwear and accessories companies with socially and environmentally responsible operations spanning numerous geographies, product categories and distribution channels. VF is committed to delivering innovative products to consumers and creating long-term value for its customers and shareholders. For more information, visit www.vfc.com.

Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF's response to changing fashion trends; increasing pressure on margins; VF's ability to implement its business strategy; VF's ability to grow its international and direct-to-consumer businesses; VF’s and its customers’ and vendors’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; changes in tax liabilities; legal, regulatory, political and economic risks; and adverse or unexpected weather conditions. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACT:
VF Corporation
Joe Alkire, 336-424-7711
VP, Investor Relations and
Financial Planning & Analysis
or
Craig Hodges, 336-424-5636
Senior Director, Public Relations